Consultancy Agreement

This agreement (the “Agreement”) is made by and between Entranet Inc. a Florida corporation (hereafter “ENTRANET”); and Mr. Theodoros P. Theocharis, an individual residing in Athens, Greece, or his nominees (hereafter “CONSULTANT” and collectively with “ENTRANET” the “Parties) on this 15th day of May 2014 (the “Effective Date”).

Whereas ENTRANET is in the process of building its corporate structure, developing its U.S business and Going Public on the OTC-QB, and requires advice on various related aspects pertaining to its management, internal organization, business development, investor relations, financial matters and operations.

Whereas ENTRANET cannot allocate an existing employee to perform certain services required for its corporate, U.S business and Going Public Transaction development and CONSULTANT desires to perform certain services non-exclusively as a consultant.

NOW THEREFORE INTENDING TO BE LEGALLY BOUND, THE PARTIES AGREE AS FOLLOWS:

1.	The Parties agree that they shall work together to:

•	Implement ENTRANET’s business plan and advance ENTRANET’s U.S business; and
•	Develop ENTRANET’s investor base and establish ENTRANET’s investor network and profile to the investment community.

The Parties agree that the CONSULTANT will offer its services (the “Services”) non-exclusively to ENTRANET for a period of nineteen-and-a-half months starting on May 15th 2014 and ending on December 31st 2015 (the “Term”), and that the CONSULTANT will offer its services on a best effort basis and will allocate up to 100 (one hundred) hours per month on average during the Term.

Nothing in this Agreement will restrict CONSULTANT from engaging in any activity whatsoever, without limitation, receiving compensation for providing services similar to the Services to other clients or investing in any such client.

2.	In particular, the Parties agree to the following individual tasks and responsibilities:

(A) ENTRANET will provide all necessary management and administrative assistance to support the implementation of its business plan and the roll-out of its U.S business, investor relations and investment plans.

(B) CONSULTANT will participate in discussions with ENTRANET and the financial community.

(C) CONSULTANT will advise ENTRANET Chief Executive Officer as regards the conception and implementation of ENTRANET corporate and business development plans.

(D) CONSULTANT will advise ENTRANET management as concerns marketing and business development, and financial matters.

(E) CONSULTANT will be the primary point of “traffic control” and the primary contact for all international private and institutional investor contacts, analysts, investment advisors, portfolio managers, broker-dealers, investment (hedge) funds and high net worth individuals.

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(F) Such other Services and assistance as CONSULTANT and ENTRANET will mutually deem reasonably necessary or appropriate to enhance ENTRANET’s business.

3.	ENTRANET will pay to CONSULTANT a) a retainer fee of USD 3,500 (three thousand five hundred United States Dollars) per month for the Term –i.e. a total of USD 68,250 (sixty eight thousand two hundred and fifty United States Dollars) and b) an incentive fee of 62,500 (sixty two thousand five hundred) shares of unregistered ENTRANET common stock (the “Shares”).

ENTRANET will pay CONSULTANT from investor equity and/or loan facilities and/or its operating profits. In case ENTRANET pays CONSULTANT from its operating profits, ENTRANET will allocate a minimum 6.5% (six-and-a-half percent) of such operating profits until USD 68,250 is reached.

ENTRANET may pay CONSULTANT applicable bonuses or success fees in addition as are awarded by the Board of Directors from time to time based on performance, which may either be paid in stock or cash at the discretion of the Board.

Said fees are cumulative and net of expenses, taxes and withholdings, if any. CONSULTANT will invoice ENTRANET for such fees. Said fees do not include additional fees which may be necessary from other professional advisors or regulatory agencies or other agreements between the Parties.

The Shares will be issued in the name of CONSULTANT and constitute a commencement incentive and consideration now earned, due and owing to CONSULTANT for entering into this Agreement and allocating its resources to ENTRANET’s account for the Term. ENTRANET acknowledges that CONSULTANT must forego other opportunities to enter into this Agreement. As such, the Shares are irrevocably earned as of the Effective Date, and ENTRANET agrees that it will take no action to cause the Shares to become canceled, voided or revoked, or the issuance thereof to be voided or terminated.

4.	The Parties, together with their managers and associates, agree that all steps taken to prepare and implement each transaction will be done transparently, comprehensively, and legally. The Parties shall not misrepresent information or seek to generate an unfair advantage among the parties involved. Any and all vital and material information held over each transaction will be immediately and verifiably disclosed to the other Party.

5.	The Parties shall not accept projects or clients which involve business activities or revenue from illegal or unethical sources, including terrorism, money laundering, drugs and narcotics, weapons sales, human trafficking, counterfeit products, trade in illegal materials or protected species, etc. The Parties shall take all steps to screen the clients and other parties involved in every transaction as part of their due diligence and investment or operations preparation work. Any indication of revenue from illegal activity, or any indication that the clients or other parties are involved in illegal activity, will be immediately set forth in writing to the Parties, and a decision will be made on whether or not to continue the respective transaction.

6.	In the case CONSULTANT must incur significant additional work or expenses relating to the Services as defined herein, the Parties may agree to make other provisions for this work or expenditure. Any such agreement shall be determined in writing and in advance, with the signed acceptance of the Parties.

7.	ENTRANET is responsible for all and any expenditure made under this Agreement. This expenditure may include, but is not limited to, salaries and wages, overhead expenses, consultancy fees, travel, accommodation, meals etc. ENTRANET shall reimburse all such reasonable expenses incurred by CONSULTANT and approved by ENTRANET.

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8.	The Parties agree to respect the confidentiality of the operations within the present Agreement. All written communications will be safeguarded and addressed only to the principals of each transaction. The Parties will not disclose the contents of this Agreement and the confidential information to any person or entity other than the necessary parties, except as required by law.

9.	The Parties agree that any changes or revisions to this Agreement and any supplemental Agreements shall only be done in writing with the prior agreement of the Parties.

10.	In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, the validity, illegality, or unenforceability shall not affect any other provision, and this Agreement shall be construed as if the invalid, illegal, or unenforceable provision had never been in it.

11.	CONSULTANT will not be liable for any mistakes of fact, errors of judgment, losses sustained by ENTRANET or any subsidiary, or for any acts or omissions of any kind, unless caused by the gross negligence or intentional misconduct of the CONSULTANT.

12.	The Parties agree to work together to implement this Agreement professionally, transparently and ethically.

For Entranet Inc. Eleftherios Papageorgiou Chief Executive Officer	For Theodoros P. Theocharis Theodoros P. Theocharis

Agreement between Entranet Inc. and Theodoros Theocharis	CONFIDENTIAL